Exhibit 10.45

April 4, 2016
(revised per your request and emailed to your legal counsel on May 9, 2016)

Via E-Mail and Hand Delivery

Personal and Confidential
Robert Thatcher
2106 Arnold Palmer Drive
Blaine, MN 55449

Re:    Separation Agreement and Release

Dear Bob:

As we discussed with you, your employment with Cardiovascular Systems, Inc. (“CSI” or the “Company”) will end effective at the close of business on May 25, 2016. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific Salary and Wage Continuation Benefits and benefits CSI will provide to you in keeping with the CSI Amended and Restated Executive Officer Severance Plan dated February 27, 2015 (the “Severance Plan”) in exchange for your agreement to the terms and conditions of this Agreement. Please note that you may not sign this Agreement until May 25, 2016.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.    Your employment with CSI will end effective at the close of business on May 25, 2016 (the “Separation Date”). By signing below, you agree that as of the Separation Date you will be deemed to have also automatically resigned from all positions with CSI, if and as applicable. Except as set forth herein, upon your receipt of your final paycheck for services through the Separation Date, you will have received all wages, commissions and compensation owed to you by virtue of your employment with CSI or termination thereof. With your final paycheck, you will also receive payment from CSI for accrued but unused Paid Time Off (PTO) at your regular rate per CSI policy.

You and your eligible family members will be eligible for early retiree medical benefits pursuant to the terms and conditions of CSI’s group health plan, as may be amended from time to time. This early retiree medical coverage is in lieu of any payment of COBRA premiums by CSI as described in the Severance Plan. When your early retiree medical coverage ends, you and your eligible family members may be entitled to COBRA at your expense if and as applicable under federal and state law.

You are not eligible for any other payments or benefits by virtue of your employment with CSI or termination thereof except for those expressly described in this Agreement. You will not receive the pay and benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to CSI by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement, Sections 9 - 13 of your Employment Agreement, the Severance Plan, or any other written agreement in effect between you and CSI containing post-employment obligations. In addition, the pay and benefits described in Section 2 of this Agreement shall be subject to reduction, cancellation, forfeiture, offset or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by CSI pursuant to such law, regulation or listing requirement.

2.    Separation Pay and Benefits.      Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CSI agrees to the following as set forth in and subject to the Severance Plan:

a.    To pay you eighteen (18) months of Salary and Wage Continuation Benefits based on your ending Base Salary, in the gross amount of Five-Hundred Sixteen Thousand Four-Hundred Thirty-Eight and 00/100 Dollars ($516,438), less applicable deductions and withholding, to be paid to you in substantially equal installments with the first such payment to be made to you on the sixtieth (60th) day following your Separation Date, provided the rescission periods described in Section 5 have expired without rescission, and continuing thereafter on CSI’s regular payday schedule. The first payment will include “catch-up” pay for the period between your Separation Date and the first payment date. If the Salary and Wage Continuation Benefits under the Severance Plan in effect at the time this Agreement is entered into are reduced, cancelled or otherwise altered in such a way as to negatively impact the amount and/or length of payments set forth herein, such change will not apply to you and the terms of this Agreement will control.

b.    To pay you a pro rata bonus under the Fiscal Year 2016 bonus plan in which you participated, prorated for your period of employment during such bonus period (July 1, 2015 through the Separation Date). Bonuses under such plan will be calculated following the close of Fiscal Year 2016 and, if any bonus is owing to you hereunder, such bonus will be paid to you by December 1, 2016.

c.    To provide you with a six-month outplacement services package through Pathfinder free of charge as more fully set forth in an attachment hereto. Your use of such services must commence no later than July 1, 2016 and end no later than December 31, 2016.

d.    To accelerate the vesting of 7,996 of your time vested shares of restricted stock that were previously granted to you that would have vested within the 12 month period following the Separation Date had you remained employed by CSI during such period, such that they are deemed fully vested as of the expiration of the rescission periods described in Section 5 below without rescission by you;

e.    To provide for the vesting of up to 30,624 of your performance based shares of restricted stock that were previously granted to you that would have otherwise become vested during the 12 month period following the Separation Date had you remained employed by CSI during such period, provided the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such shares of restricted stock (in or around August or September 2016) such that, if and to the extent applicable, such shares will vest as of such determination;

f.    Permit any of your outstanding stock options as of the Separation Date to remain exercisable through the award expiration date; and

g.    In the event of your death prior to the end of Salary and Wage Continuation Benefits, retiree health benefits and any other benefit provided to you under this Agreement, your beneficiary or beneficiaries, as you designate in writing to the Company or in the absence of such designation to the surviving spouse, or if there is no surviving spouse, then the executor, administrator or other personal representative of your Estate will be entitled to receive (i) any unpaid Salary and Wage Continuation Benefits as set forth in paragraph 2(a), above; (ii) any unpaid bonus or other payments as set forth in paragraph 2(b), above; and (iii) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of this Agreement, as set forth in paragraphs 1 and 2(d) – (f), above, to the full extent permitted by law.

3.    Release of Claims. Specifically in consideration of the pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    You hereby do release and forever discharge the “Company” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits, including, without limitation, arising under the Severance Plan; tortious conduct, defamation, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, arising under your Employment Agreement with CSI dated September 19 and 26, 2005 (the “Employment Agreement”)), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minn. Stat. § 181.932, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment

Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any claim for retaliation under federal, state or local law; all waivable claims arising under Minnesota statutes including, without limitation, arising under Minn. Stat. Ch. 181; and any claim for discrimination, harassment or retaliation based legally-protected class status under federal, state or local law. You agree that you will not institute or prosecute any claim, demand, suit, or action for civil damages or civil penalties under the False Claims Act or any other qui tam statute, based on any acts or omissions of the Company that have occurred up to and including the date of this Agreement.  You agree that you will not in any manner voluntarily aid in the institution or prosecution of any third-party claim, demand, suit, or action, or seek to serve or serve as a plaintiff or relator for any qui tam claim, demand, suit, or action.  You waive and release any right to a relator’s share of any award against the Company under the False Claims Act or any other qui tam statutes, and you agree not to accept a relator’s share of such award.  Nothing in this Agreement will be construed to prevent you from speaking with any government official or from participating in the investigation of a crime or purported crime. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with CSI.

c.    If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payment described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.    You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with CSI, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”) although, as noted above, you waive, and agree not to take, any award of money or other damages if you file such a charge or have a charge filed on your behalf, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, a governmental agency, including the EEOC, (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (10) your rights with regard to your stock options with CSI, if any, which shall be governed by those applicable operative agreement(s), as modified by Section 2 above, (11) any claims arising under the Indemnification Agreement between you and CSI dated February 25, 2009 (the “Indemnification Agreement”) or (12) the right to coverage and indemnification under CSI’s directors’ and officers’ insurance coverage as set forth in CSI’s D&O insurance policy, coverage under CSI’s D&O policies bound subsequent to this Agreement, and/or applicable law.

    e.    The “Company”, as used in this Section 3, shall mean Cardiovascular Systems, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CSI, in their official and individual capacities.

4.    Notice of Right to Consult Attorney and Forty-Five (45) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that CSI has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least Forty-Five (45) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the Forty-Five (45) day period. You agree that the revisions made to this Agreement on May 9, 2016 do not serve to extend or restart such period.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Laura Gillund, Vice President of Human Resources & Professional Development, 1225 Old Highway 8 NW, St. Paul, MN 55112, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Laura Gillund as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, CSI will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to CSI any payment(s) and benefits already received in connection with Section 2 of this Agreement.

6.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CSI are the sole property of CSI. You agree and represent that you have returned to CSI all of its property, including but not limited to, all medical device and other equipment, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CSI.

7.    Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to CSI under Paragraphs 9 - 13 of your Employment Agreement with CSI.

8.    Cooperation. You agree that through November 25, 2017, as long as you continue to receive Salary and Wage Continuation payments under this Agreement, you will respond in a timely and helpful manner via telephone or email to CSI’s questions regarding your employment with CSI, such as, but not limited to, status of projects, customer matters, location of data, passwords, etc.

9.    Non-Disparagement and Confidentiality. You promise and agree not to disparage CSI, its directors, officers, shareholders, employees, products or services. CSI will instruct all Executive level employees and its Board of Directors as of May 25, 2016 not to disparage you, either orally or in writing. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between CSI and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required by law. You acknowledge and agree that CSI has obligations to describe the contents and terms of this Agreement and file this Agreement pursuant to the rules and regulations of the Securities and Exchange Commission, and nothing in this Section 9 shall limit CSI’s right to discuss your employment with CSI internally on a need to know basis.

10.    Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. This Agreement may be amended (as mutually determined by the parties) to the extent necessary to comply with Code Section 409A.

11.    Remedies. If either party breaches any term of this Agreement, if you breach the any of the specific paragraphs of your Employment Agreement referenced in this Agreement, or if party breaches any other written agreement in effect between you and CSI, the prevailing party in any enforcement action, as determined by a court of competent jurisdiction, shall be entitled to its available legal and equitable remedies, and payment by the non-prevailing party of the prevailing party’s attorneys’ fees and costs incurred in connection with such action.

In addition, if you breach any term of this Agreement or any of the specific paragraphs of your Employment Agreement referenced in this Agreement, CSI shall be entitled to suspend and recover any and all payments and benefits made or to be made under Section 2 of this Agreement (including, without limitation, the Salary and Wage Continuation Benefits set forth in Section 2(a) above and your immediate forfeiture of any and all rights in any outstanding equity awards and any shares of CSI’s Common Stock that you previously received under equity awards.

If a party seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CSI or you of any liability or unlawful conduct whatsoever. CSI and you specifically deny any liability or unlawful conduct.

13.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CSI, except as set forth in this Agreement. The rights and obligations of this Agreement shall inure to the successors and assigns of CSI.

14.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.    Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota sitting in Hennepin County, Minnesota, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

16.    Full Agreement. This Agreement contains the full agreement between you and CSI and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any applicable stock option agreements, Sections 8 -14 of your Employment Agreement, the Indemnification Agreement, the Severance Plan, and any other written agreement in effect between you and CSI containing post-employment obligations, which shall continue in full force and effect according to their terms and shall survive the termination of your employment. If there is any discrepancy between this Agreement and any other agreement or document, the terms and provisions of this Agreement shall control.

17.    Counterparts.     This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3 and the OWBPA Memorandum attached hereto, and understand that the release of claims is a full and final release of all claims you may have against CSI and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily, and that CSI has informed you that you have the right to consult with an attorney of your choice prior to signing this Agreement.

The deadline for accepting this Agreement is 5:00 p.m. on May 27, 2016 (the “Offer Expiration”). If not accepted by such time, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

Bob, on behalf of CSI, we thank you for your service and wish you all the best.

Sincerely,

/s/ Laura Gillund
Laura Gillund
Vice President of Human Resources & Professional Development
Enclosure (OWBPA Memorandum)

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Robert Thatcher, acknowledge and agree to the following:

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against CSI and the other persons and entities defined as the Company in Section 3.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by CSI except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with CSI.

Accepted this _26_ day of _May___, 2016.

/s/ Robert Thatcher
Robert Thatcher